Exhibit F

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STATE OF NEW YORK
INSURANCE DEPARTMENT
25 BEAVER STREET
NEW YORK, NY  10004 -2319

ERIC R. DINALLO	KERMITT J. BROOKS
Superintendent	First Deputy Superintendent

December 7, 2007
Marcia D. Alazraki, Esq. Manatt, Phelps & Phillips, LLP 7 Times Square New York, New York 10036

RE:           American International Group, Inc. (“AIG”)

Dear Marcia:

Thank you for your November 20, 2007 letter regarding the November 2, 2007 joint filing of a Schedule 13D with the Securities and Exchange Commission (“SEC”) by AIG shareholders Maurice R. Greenberg, Edward E. Matthews, Starr International Company, Inc. (“SICO”), C. V. Starr & Co., Inc., Universal Foundation, Inc., the Maurice R. And Corinne P. Greenberg Family Foundation, Inc., Maurice R. and Corinne P. Greenberg Joint Tenancy Company, LLC, and C. V. Starr & Co., Inc. Trust (collectively, the “13D Group,” or the “Group”).

As I have previously informed you, the 13D Group’s collective ownership of over 10% of AIG’s voting securities – as of October 31, 2007, the 13D Group collectively owned almost 12% of AIG’s voting shares – makes the Group a controlling person under New York Insurance Law Article 15.  Having failed to

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Marcia D. Alazraki, Esq.	December 7, 2007
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receive the Superintendent’s prior approval to possess control, see Ins. Law §1506(a), the Group stands in violation of Article 15 unless and until it obtains a determination by the Superintendent that it is not, in fact, a control person, see Ins. Law §1501(c).

Nothing in your November 20 letter compels a contrary conclusion.  Indeed, your letter conflicts in several significant respects with representations made by the 13D Group’s representatives at the Insurance Department on November 15, 2007.  On that day, you, C. V. Starr and SICO General Counsel and Executive Vice President Bertil Lundqvist, Esq. and Jeffrey Tindell, Esq. of Skadden, Arps, Slate, Meagher & Flom, all voluntarily came to the Department, expressly on behalf of all members of the 13D Group, to meet with me and other Department officials.  A number of the representations Mr. Lundqvist and Mr. Tindell made at the meeting bolster this presumption of control status:

•	Mr. Lundqvist expressly conceded that “everybody knows” that the 13D Group is “already a controlling person” under Article 15.

•
Mr. Lundqvist stated that the 13D Group is “thinking of all kinds of alternatives” to remedy its “disappointment” in AIG’s share price and current management, and that “no scenarios have been ruled out as yet.”

•
Mr. Tindell acknowledged that, while the one prior Schedule 13D filed by the 13D Group, on March 20, 2007, was a “typical passive investor 13D,” the November 2, 2007 amended 13D was warranted because the Group “was starting to be more active” and because, in Mr. Lundqvist’s words, the 13D Group “wanted the freedom to talk to other [AIG] shareholders.”

•
Mr. Lundqvist stated that the Group had indeed engaged in a series of recent meetings with shareholders concerning “shareholder value” and had more meetings scheduled for the week after Thanksgiving, with additional meetings also possible.

Notwithstanding the fact that no one member of the 13D Group owns more than 10% of AIG’s voting securities, these representations (among other things) clearly and undeniably demonstrate that the 13D Group is acting in concert, and therefore is a “person” in “control” within the meaning of Article 15 of the Insurance Law.  The mere lack of a preexisting “agreement which requires such persons to act in concert” does not, as you assert, preclude the members of the 13D Group from acting in concert within the meaning of the Insurance Law.

Marcia D. Alazraki, Esq.	December 7, 2007
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You are hereby advised that the 13D Group must either apply forthwith pursuant to Insurance Law §1501(c) for a written determination from the Superintendent that the 13D Group is in fact exempt from Article 15, or else cease and desist immediately from engaging in any further activities aimed at exercising a controlling influence over AIG.  You are further advised that the 13D Group’s failure to govern itself accordingly will constitute a willful failure to comply with the dictates of Article 15 of the Insurance Law.

Very truly yours,

/s/ Kermitt J. Brooks

First Deputy Superintendent

cc:	Bertil P. Lundqvist, Esq.
Jeffrey W. Tindell, Esq.
Kathleen E. Shannon, Esq.
Robert H. Easton, Esq.